EXHIBIT 11

                                MAXXAM INC.

              COMPUTATION OF NET INCOME (LOSS) PER COMMON AND
                          COMMON EQUIVALENT SHARE
        (IN MILLIONS OF DOLLARS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                   Three Months Ended
                                                       March 31,
                                              --------------------------
                                                  1996           1995
                                              ------------   -----------
Weighted average common and common
     equivalent shares outstanding during
     each period                                 9,376,703     9,376,703
Common equivalent shares attributable to
     stock options and convertible
     securities                                     98,369        71,175
                                              ------------   -----------
Total common and common equivalent shares        9,475,072     9,447,878
                                              ============   ===========

Net income (loss)                             $        5.8   $      (1.0)
                                              ============   ===========


Net income (loss) per common and common
     equivalent share                         $        .61   $      (.11)
                                              ============   ============